Exhibit 99.1

For further information contact:
Ronald Anderson, President and CEO
(610) 644-9400

Release Date:           January 27, 2010
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2010

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended December 31, 2009 of $12,000 compared to net income of $516,000 for the three months ended December 31, 2008. On a per share basis, the Company is reporting net income of $0.00 per share for the quarter ended December 31, 2009, compared to net income of $0.09 per share for the quarter ended December 31, 2008.

The Company’s net interest income for the three months ended December 31, 2009 was $4.7 million, an increase of $654,000 from the three months ended December 31, 2008. The Company’s net interest rate spread of 2.68% and net interest margin of 2.89% for the first quarter of fiscal 2010 increased when compared to a net interest rate spread of 2.19% and a net interest margin of 2.58% for the first quarter of fiscal 2009.

The Company’s interest and dividend income decreased by $242,000 in the three month period ended December 31, 2009 compared to the three month period ended December 31, 2008.  Interest income earned decreased in the three months ended December 31, 2009 over the prior comparable period in fiscal 2009 due primarily to declining yields on loans and investment securities.  During the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, the average yield on the Company’s loan portfolio decrease by 31 basis points to 5.56%.  However, the average balance of loans receivable increased by $13.4 million, or 2.3% in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, due primarily to growth in the Company’s commercial real estate loans and home equity line of credit loans.  Average yields on investment securities decreased to 3.24% for the three months ended December 31, 2009 from 3.51% for the same period ended 2009. The average balances of investment securities increased by $4.7 million during the three months ended December 31, 2009 compared to the comparable prior year period.

The Company’s interest expense for the three month period ended December 31, 2009 was $4.0 million, a decrease of $896,000 from the three month period ended December 31, 2008. There was a $680,000 decrease in interest expense on deposits and a $216,000 decrease in interest on FHLB borrowings during the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009.  The average rate paid on deposits decreased to 2.24% for the first quarter of fiscal 2010 from 3.12% for the first quarter of fiscal 2009, and the average rate paid on borrowed funds decreased to 4.80% in the first quarter of fiscal 2010 compared to 4.95% in the first quarter of fiscal 2009 due to the repayment of approximately $15.0 million in relatively higher-costing long-term FHLB borrowings.  During the remaining three quarters of fiscal 2010, an additional $30.0 million of our FHLB advances, with a weighted average interest rate of 6.34%, are scheduled to mature.

The provision for loan losses was $945,000 for the quarter ended December 31, 2009 compared to $445,000 for the quarter ended December 31, 2008. The Company had approximately $400,000 of net charge-offs to the allowance for loan losses in the three months ended December 31, 2009.  At December 31, 2009 the Company’s total non-performing loans amounted to $18.9 million, or 3.18% of total loans, compared to $14.3 million, or 2.40% of total loans at September 30, 2009, and $7.5 million, or 1.27% of total loans, at December 31, 2008.  The $4.6 million increase in non-performing loans during the first quarter of fiscal year 2010 was due primarily to a $2.3 million increase in non-performing single-family residential mortgage loans, a $445,000 increase in non-performing multi-family residential mortgage loans and a $1.7 million increase in non-performing commercial real estate loans. At December 31, 2009, the Company’s allowance for loan losses amounted to $6.3 million or 33.22% of non-performing loans and 1.06% of total loans, compared to $5.7 million or 40.05% of non-performing loans and 0.96% of total loans at September 30, 2009.

The Company’s other, or non-interest, income increased by $137,000 to $608,000 for the three months ended December 31, 2009 over the comparable prior year period.  The increase was due to an $83,000 increase in service charges and other fees and rental income, a $17,000 net gain in the sale of other real estate owned, as well as a $54,000 increase in earnings on bank owned life insurance. These increases were partially offset by a $17,000 decrease in net gains on the sale of investment securities.

Other, or non-interest, expenses of the Company increased by $1.1 million in the quarter ended December 31, 2009 over the comparable prior year period. Other expenses in the three months ended December 31, 2009 reflect increased salary and benefit expense of $108,000 and a $556,000 increase in federal deposit insurance premiums due primarily to the absence of a premium credit which was available in the first quarter of fiscal 2008 and an increase in assessment rates implemented in February 2009.  We estimate that our quarterly assessment for federal deposit insurance premiums for the remainder of fiscal 2010, as determined by the FDIC prepayment schedule, will be $210,000 per quarter. The increase in other operating expenses in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009 also reflects a $428,000 increase in real estate owned expense as well as increased advertising and deposit processing costs which were partially offset by reductions in professional services and other operating expenses.  For the first quarter of fiscal 2010, the Company had an income tax benefit of $88,000 compared to income tax expense of $229,000 for the first quarter of fiscal 2009.

The Company’s total assets amounted to $682.1 million at December 31, 2009 compared to $691.6 million at September 30, 2009.  The primary reason for the decrease in assets during the first three months of fiscal 2010 was a decrease in net loans receivable of $3.3 million, or 0.56%. Cash and cash equivalents decreased by $6.8 million at December 31, 2009 compared to September 30, 2009 due to a pay down of borrowings partially offset by an increase in deposits. Investment securities decreased by $1.4 million, or 4.50%, and total deposits increased $1.9 million, or 0.38%, at December 31, 2009 compared to September 30, 2009.  The Company’s total real estate owned (“REO”) amounted to $4.4 million at December 31, 2009 compared to $5.9 million at September 30, 2009.  The $1.5 million decrease in REO at December 31, 2009 compared to September 30, 2009 was due primarily to the sale of one construction or development property, a one-to four-family residential property, and one commercial property, as well as a $360,000 reduction in the fair value of one commercial real estate property located in Pottstown, PA, which was reflected in other real estate owned expense for the quarter.

Shareholders’ equity decreased by $521,000 to $69.3 million at December 31, 2009 compared to $69.8 million at September 30, 2009 primarily due to purchase of treasury stock of $458,000 during first three months of fiscal 2010.  We have repurchased a total of 50,000 shares under our share repurchase program that was announced on May 7, 2009.  As we have previously indicated, while we will continue to assess stock repurchase opportunities, we expect that limited additional repurchases will be made in fiscal 2010 in light of, among other factors, the regulatory capital requirements of the Bank.  Retained earnings decreased by $71,000 to $46.2 million as the $12,000 of net income for the first three months of fiscal 2010 period was more than offset by the payment of $83,000 in cash dividends during the quarter.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	At December 31,	At September 30,
	2009	2009
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$682,142	$691,638
Loans receivable, net	590,236	593,565
Securities held to maturity	2,449	4,842
Securities available for sale	28,054	27,098
FHLB borrowings	90,118	99,621
Deposits	518,460	516,511
Shareholders’ equity	69,321	69,842
Total liabilities	612,820	621,796
Allowance for loan losses	6,263	5,718
Non-performing loans	18,851	14,276
Non-performing assets	23,299	20,151

	Three Months Ended December 31,
	2009	2008
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$8,673	$8,915
Total interest expense	3,951	4,847
Net interest income	4,722	4,068
Provision for loan losses	945	445
Net interest income after provision for loan losses	3,777	3,623
Total other income	608	471
Total other expense	4,461	3,349
Income tax (benefit) expense	(88)	229
Net income	$12	$516
Net income per share	$0.00	$0.09
Dividends per share	$0.03	$0.04

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	Three Months Ended December 31,
	2009	2008
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.32%	5.66%
Average rate on interest-bearing liabilities	2.64	3.47
Average interest rate spread(2)	2.68	2.19
Net interest margin(3)	2.89	2.58
Total non-interest expense to average assets	2.59	2.05
Efficiency ratio(4)	83.70	73.78
Return on average assets	0.01	0.32
Return on average equity	0.07	2.94

Asset Quality Ratios(5):
Non-performing loans as a percent of total loans receivable	3.18%	1.27%
Non-performing assets as a percent of total assets	3.42	1.66
Allowance for loan losses as a percent of non-performing loans	33.22	64.05

Capital Ratios(5):
Total risk-based capital to risk weighted assets	12.76%	13.01%
Tier 1 risk based capital to risk weighted assets	11.98	12.08
Tangible capital to tangible assets	9.18	9.38
Tier 1 leverage (core) capital to adjustable tangible assets	9.18	9.38
Shareholders’ equity to total assets	10.16	10.44

(1)	Ratios have been annualized where appropriate.
(2)	Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5)	Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

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